UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 14, 2012

_______________________

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

           On May 14, 2012, CryoLife, Inc. (“CryoLife” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Hemosphere, Inc. (“Hemosphere”) for $17.0 million in cash, plus potential revenue milestone-based payments of up to $4.5 million.  The acquisition was completed on May 16, 2012.

           Along with CryoLife and Hemosphere, CL Crown, Inc., a wholly-owned subsidiary of CryoLife (“CL Crown”), and Mitchell Dann, solely in his capacity as Hemosphere’s stockholder representative, are parties to the Merger Agreement.  CryoLife issued a press release dated May 15, 2012 to announce the execution of the Merger Agreement and a press release dated May 16, 2012 to announce the completion of the merger, both of which are incorporated herein by reference and attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Pursuant to the terms of the Merger Agreement, CryoLife acquired Hemosphere through CL Crown.  The consideration paid to Hemosphere was increased at closing based on Hemosphere’s cash and cash equivalents balance at the time, which CryoLife retained.  Also, the consideration was adjusted based on Hemosphere’s net working capital at the time of closing compared to the targeted net working capital and reduced based on Hemosphere’s indebtedness at the time of closing, transaction expenses incurred by Hemosphere, and a $350,000 carve-out amount set aside for Hemosphere with respect to the closing.  CryoLife paid $1.5 million of the consideration into an escrow account per the terms of the Merger Agreement and $500,000 into a reserve account to be used if there are any shortfalls in the adjustments to consideration based on net working capital, indebtedness, transaction expenses and cash.

$2.5 million of the revenue milestone-based payments will be paid by CryoLife when Hemosphere-related sales are greater than $10.0 million for any twelve-month period between the date of the merger and December 31, 2015, and the remaining $2.0 million of the revenue milestone-based payments will be paid by CryoLife when Hemosphere-related sales are greater than $15.0 million for any twelve-month period between the date of the merger and December 31, 2015.  In the event that Hemosphere-related sales do not surpass $15.0 million for any twelve-month period prior to December 31, 2015, then CryoLife will instead pay an amount equal to eighty percent of an amount equal to (i) the highest amount of Hemosphere-related sales for any consecutive twelve-month period between the date of the merger and December 31, 2015 minus (ii) $12.5 million.

The Merger Agreement also contains customary indemnification clauses wherein the parties to the Merger Agreement agree to indemnify and hold harmless the other parties to the Merger Agreement against losses related to, among other things, breaches of any representation, warranty, covenant or agreement contained in the Merger Agreement.  Other than with respect to breaches of a fundamental representation, as defined in the Merger Agreement, or a fraud claim, any payments made to CryoLife for indemnification claims may not exceed the $1.5 million placed in escrow at the time of closing.

In connection with the merger, CryoLife also entered into a Waiver Agreement dated as of May 14, 2012 in regard to certain provisions of its Credit Agreement with General Electric Capital Corporation (“GECC”).  Pursuant to the terms of the Waiver Agreement, GECC agreed to waive the aggregate dollar amount limit for all permitted acquisitions, as defined in the Credit Agreement, solely with respect to the Hemosphere acquisition, provided that the total consideration paid or payable (including any deferred payment, but excluding royalties and earn-out payments that are performance based) in respect of the Hemosphere acquisition did not exceed $20.5 million.  GECC also agreed that the consideration paid in respect of the Hemosphere acquisition will not be included in determining compliance with the aggregate dollar amount limit for all permitted acquisitions with respect to future acquisitions.  With respect to the leverage ratio covenants contained in the Credit Agreement, GECC adjusted the amount of transaction costs and expenses (including integration costs) that may be added back in the calculation of Adjusted EBITDA to include the transaction costs and expenses associated with the Hemosphere acquisition.  Additionally, Hemosphere’s Pro Forma EBITDA will be excluded from the calculation of CryoLife’s Adjusted EBITDA for purposes of the leverage ratio calculation.

A description of the material terms of the Credit Agreement is contained in the Company’s Current Reports on Form 8-K filed March 27, 2008, January 14, 2010, June 3, 2010, March 8, 2011, July 7, 2011, September 6, 2011 and November 3, 2011, and is incorporated herein by reference.

Section 2  Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

The description of CryoLife’s acquisition of Hemosphere as set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Section 9  Financial Statements and Exhibits.

Item 9.01(d)  Exhibits.

(a) Financial Statements.

The financial statements required by this item will be provided by amendment to this Form 8-K not later than August 1, 2012.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item will be provided by amendment to this Form 8-K not later than August 1, 2012.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated May 15, 2012
99.2	Press Release dated May 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: May 18, 2012	By:	/s/ D.A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer